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                                                                    Exhibit 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Amendment No. 3 to the Registration Statement No. 333-121938 of our report dated March 29, 2005, April 15, 2005 as to the effects of Note 13 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company's ability to continue as a going concern referred to in Note 1 and the restatement of the 2003 financial statements referred to in Note 11) relating to the financial statements of EpiCept Corporation appearing in the Prospectus, which is part of this Registration Statement.


We also consent to the reference to us under the headings "Experts" and "Change in Independent Public Accounting Firm" in such Prospectus.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey

April 18, 2005